Exhibit 99.2

Cassava Sciences Announces Pricing of $75 Million Public Offering of Common Stock

AUSTIN, Texas, November 13, 2020 – Cassava Sciences, Inc. (Nasdaq: SAVA) (the “Company” or “Cassava Sciences”), a clinical-stage biotechnology company focused on Alzheimer’s disease, today announced the pricing of its previously announced underwritten public offering. The Company is offering 9,375,000 shares of its common stock, par value $0.001 per share, at a price to the public of $8.00 per share. In connection with the offering, the Company has also granted the underwriters a 30-day option to purchase up to an additional 1,406,250 shares of common stock offered in the public offering.

Cantor Fitzgerald & Co. is acting as lead bookrunning manager for the offering. H.C. Wainwright & Co. is acting as joint bookrunning manager for the offering. Maxim Group LLC is acting as a co-manager for the offering.

The Company expects to receive gross proceeds from the offering, excluding the exercise of the underwriter’s option, if any, of approximately $75.0 million, excluding underwriting discounts and commissions and other offering-related expenses. Assuming the full exercise of the underwriter’s option, gross proceeds would be approximately $86.3 million.

The Company intends to use the net proceeds from the sale of the shares of common stock in the offering to fund a Phase 3 clinical program of sumifilam, the Company’s lead drug candidate, in patients with Alzheimer’s disease, for research and development for the Company’s product candidates and for general corporate purposes.

The offering is expected to close on or about November 17, 2020, subject to satisfaction of customary closing conditions.

The securities described above are being offered by the Company pursuant to a “shelf” registration statement on Form S-3 (File No. 333-237452) relating to the public offering of such securities, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 27, 2020 and declared effective by the SEC on May 5, 2020. The offering may be made only by a preliminary prospectus supplement and the accompanying prospectus. Before investing in the offering, you should read in their entirety the preliminary prospectus supplement and the accompanying prospectus and the other documents that the Company has filed with the SEC that are incorporated by reference in the preliminary prospectus supplement and the accompanying prospectus, which provide more information about the Company and the offering.

A final prospectus supplement and the accompanying prospectus relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement, when available, and the accompanying prospectus relating to these securities may also be obtained by sending a request to: Cantor Fitzgerald & Co., Attn: Capital Markets, 499 Park Avenue, 6th Floor, New York, NY 10022, or by email at prospectus@cantor.com or H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (646) 975-6996 or by email at placements@hcwco.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cassava Sciences, Inc.

Cassava Sciences’ mission is to discover and develop innovations for chronic, neurodegenerative conditions. Over the past 10 years, Cassava Sciences has combined state-of-the-art technology with new insights in neurobiology to develop novel solutions for Alzheimer’s disease.

For More Information Contact:

Eric Schoen, Chief Financial Officer

Cassava Sciences, Inc.

eschoen@CassavaSciences.com

(512) 501-2450

Forward Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements may include, without limitation, statements regarding (i) the terms of the proposed public offering, (ii) expected use of the proceeds of the proposed public offering and (iii) the assumptions underlying or relating to any statement described in points (i) and (ii). Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, unfavorable market conditions, occurrence of force majeure, inability of one or more underwriters to participate in the proposed public offering, the Company’s inability to obtain adequate financing to fund its operations and necessary to develop or enhance its products, the Company’s ability to conduct or complete clinical studies on expected timelines, the Company’s ability to demonstrate the specificity, safety, efficacy or potential health benefits of its product candidates, the severity and duration of health care precautions given the COVID-19 pandemic and unanticipated impacts of the pandemic on the Company’s business operations. These and other factors are identified and described in more detail in the prospectus supplement to be filed with the SEC in connection with the proposed public offering, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the nine months ended September 30, 2020, which will be incorporated by reference in such preliminary prospectus supplement, and the other documents incorporated by reference in such preliminary prospectus supplement and Company’s other filings with the SEC. The Company does not undertake to update these forward-looking statements.